Exhibit 99.2
Delcath Establishes Queensbury, NY Operations Facility

Delcath Anticipates Hiring for New Facility by end of 2009

NEW YORK, NY -- September 3, 2009 -- Delcath Systems, Inc. (Nasdaq: DCTH), a Manhattan headquartered medical technology company testing its proprietary treatment method for primary and metastatic cancers to the liver, announced that it has signed a three-year lease with the option to buy on a 10,000 square foot facility in Queensbury, New York in which it plans to locate manufacturing of its Percutaneous Hepatic Perfusion
(PHP™) System. The company anticipates hiring approximately 20 people at this facility by the end of 2009 to establish manufacturing, distribution, research and development capabilities.

“Queensbury is within the fabled upstate-New York region long known as ‘Catheter Valley,’” said Eamonn Hobbs, President and CEO of Delcath Systems. “Major medical device companies have located their catheter operations there for decades. As a result, the local labor force is well acquainted with the manufacturing requirements that Delcath will face as it ramps up to full-scale production of the PHP System™. And I am personally very excited to be building this business in a region that I know so well.”

The Delcath PHP System™ is presently being tested in a Phase III study for the regional delivery of melphalan to the liver to treat patients with metastatic cutaneous and ocular melanoma who have unresectable tumors in the liver. The System is designed to deliver significantly higher doses of anti-cancer drugs to a patient's liver while minimizing entry of the drugs into the rest of the patient's circulation. This isolation limits toxicities which result from systemic chemotherapy treatments.

Complete enrollment in the trial is expected by the end of October 2009, with CE mark approval and a submission to the U.S. Food & Drug Administration by mid-2010. Pending CE Mark approval, the Queensbury facility, located at 566 Queensbury Avenue, could be distributing product outside the USA by early 2010.

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical device company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer drugs to the liver while preventing these high doses of drug from entering the patient's bloodstream. The Company is currently enrolling patients in Phase III and Phase II clinical studies for the treatment of liver cancers using high doses of the chemotherapeutic drug melphalan. The Company's intellectual property portfolio consists of twenty-seven patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information: Investor Contact: Doug Sherk/Stacey Fisher/Mike Pollack EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445